Exhibit 99.1

Cubist Pharmaceuticals Closes Enrollment Early in CONSERV™-1 and CONSERV-2 Ph. 2 Trials for CB-500,929 (Ecallantide), in Development as Therapy to Reduce Bleeding in On-Pump Cardiac Surgery

LEXINGTON, Mass.--(BUSINESS WIRE)--December 3, 2009--Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced the early closing of enrollment in its ecallantide Phase 2 program. Ecallantide, in development as therapy to reduce bleeding in on-pump cardiac surgery, is now known as CB-500,929. After a regularly scheduled review meeting, the Data Safety Monitoring Board (DSMB) contacted the company to recommend a temporary suspension in enrollment in one of the CB-500,929 trials, CONSERV-2. The CONSERV-2 trial is evaluating a high dose of CB-500,929 (~75 mg total administered dose, which is the highest of three doses administered in the CONSERV-1 dose ranging study) in higher-risk-of-bleed patients undergoing on- pump cardiac surgery. The DSMB had observed a statistical difference in mortality between the arms of the CONSERV-2 trial that it felt needed to be assessed before the trial could be resumed. While overall mortality was consistent with expected outcomes for the patient population in the CONSERV-2 trial, the data for patients treated to date shows more deaths in the CB-500,929 arm. Initial review shows mortality observed in the trial was due to a variety of causes typically expected in a high-risk-for-bleed population undergoing cardiac surgery. There was no such imbalance detected in the CONSERV-1 trial, also being monitored by the DSMB.

Cubist then determined that the best path forward, with more than 450 patients now enrolled in CONSERV-1 and CONSERV-2 combined, was to end enrollment, complete follow up of patients who have been treated, and move forward quickly toward data lock and a complete analysis of results. The original target enrollment for the CONSERV-1 and CONSERV-2 trials combined was 650. The company has notified the FDA of the DSMB recommendation and the company’s decision to end enrollment early in both CONSERV-1 and CONSERV-2.

Cubist CEO Mike Bonney said, “When we designed Phase 2 to study ecallantide as therapy to reduce blood loss in on pump cardiac surgery, we intentionally made it a robust program. The CONSERV-2 trial in particular was intended to provide insight on all-cause outcomes in a higher risk cardiac surgery patient population. We will move as quickly as is prudent to analyze all the data from both CONSERV- 1 and CONSERV-2 in the first quarter.”

Your Teleconference Information:
Event Date: 12/03/2009
Event Time: 9:00 AM Eastern
Event Title: Cubist Phase 2 Program for Ecallantide (CB-500,929)
Participant Dial-In Numbers: 877-407-8289
Replay / archive access is here:
(877) 660-6853 (Toll free)
(201) 612-7415 (Local / Int’l)
Acct. #: 351
Conference ID: 338972

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. In July 2008, Cubist entered into an agreement with AstraZeneca to promote their established antibiotic, MERREM® I.V. (meropenem for injection) in the U.S. The Cubist product pipeline includes ecallantide, a recombinant human protein in development for the reduction of blood loss during cardiac surgery, and two Phase 1 programs that address unmet medical needs, one in CDAD (Clostridium difficile-associated diarrhea) and the other in multi-drug resistant (MDR) Gram-negative infections. In addition, the Company, in collaboration with Alnylam Pharmaceuticals, Inc. (Cambridge, MA), has a pre-IND program underway in novel treatments for respiratory syncytial virus (RSV) infections in children using Alnylam’s RNA-interference (RNAi) technology. The RSV program also includes ALN-RSV01, for which Cubist has opt-in rights after Alnylam completes a Phase 2b study of ALN-RSV01 for the treatment of RSV infection in adult lung transplant patients. Cubist is headquartered in Lexington, MA. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

CONTACT:
Cubist Pharmaceuticals, Inc.
Eileen C. McIntyre, 781-860-8533
Senior Director, Corporate Communications
eileen.mcintyre@cubist.com
or
Weber Shandwick
Mia Mallen, 617-520-7048
mmallen@webershandwick.com